                                                                    EXHIBIT (h)3



                       TRANSFER AGENT SERVICING AGREEMENT


        THIS AGREEMENT is made and entered into as of this 6h day of June, 2001, by and between Alpine Series Trust, a business trust organized under the laws of the State of Delaware (the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

        WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

        WHEREAS, FMFS is a limited liability company and, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

        WHEREAS, the Trust desires to retain FMFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund") as may be amended from time to time.

        NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.      APPOINTMENT OF TRANSFER AGENT

        The Trust hereby appoints FMFS as Transfer Agent of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein

2.      DUTIES AND RESPONSIBILITIES OF FMFS

        FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

        A.      Receive orders for the purchase of shares;

        B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

        C. Arrange for issuance of shares obtained through transfers of funds from shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by Prospectus.

        D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian;

        E. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders;

        F. Process transfers of shares in accordance with the shareholder's instructions;

        G. Process exchanges between funds and/or classes of shares of funds both within the same family of funds and with a Firstar Money Market Fund, if applicable;

        H. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions;

        I. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

        J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding and other such records as are required to be maintained by a transfer agent for open-end registered investment companies by the rules of the Exchange Act;

        K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

        L. Mail shareholder reports and prospectuses to current shareholders;

        M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

        N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust;

        O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable Federal tax laws and regulations;

        P. Provide a Blue Sky System that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent;

        Q. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Trust.

        R. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth in the attached Exhibit B.

3.      COMPENSATION

        The Trust agrees to pay FMFS for the performance of the duties listed in this agreement as set forth on Exhibit A attached hereto; the fees and out-of-pocket expenses include, but are not limited to the following: printing, postage, forms, stationery, record retention (if requested by the Trust), mailing, insertion, programming (if requested by the Trust), labels, shareholder lists and proxy expenses.

        These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Trust and FMFS.

        The Trust agrees to pay all fees and reimbursable expenses within ten
        (10) business days following the receipt of the billing notice.

        Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of assets and property of the particular Fund involved.

4.      REPRESENTATIONS OF FMFS

        FMFS represents and warrants to the Trust that:

        A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

        B.      It is a registered transfer agent under the Exchange Act.


        C. It is duly qualified to carry on its business in the State of Wisconsin;

        D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

        E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

        F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.      REPRESENTATIONS OF THE TRUST

        The Trust represents and warrants to FMFS that:

        A. The Trust is an open-ended diversified investment company under the 1940 Act;

        B. The Trust is a business trust organized, existing, and in good standing under the laws of the State of Massachusetts;

        C. The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

        D. All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

        E. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

        F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

6.      PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

        A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to the FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, (i) in accordance with the foregoing standards, or
                (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust, except for any and all claims, demands, losses expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

                FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

                Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

        B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

        C. FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

7.      PROPRIETARY AND CONFIDENTIAL INFORMATION

        FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

        [Further, the FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act (the "Act") and Regulation S-P thereunder, as may be modified from time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Trust's current or past shareholders to any nonaffiliated third parties unless necessary to carry out the services required by this Agreement, or allowed under one of the exceptions noted under the Act, or as specifically directed by the Trust.]

8.      TERM OF AGREEMENT

        This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. This Agreement and any right or obligation hereunder may not be assigned by FMFS without the consent of the Trust.

9.      RECORDS

        FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.

10.     GOVERNING LAW

        This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

11.     DUTIES IN THE EVENT OF TERMINATION

        In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust (except where such termination follows a breach of this Agreement by FMFS), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

12.     NOTICES

        Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
        Notice to FMFS shall be sent to:

               Firstar Mutual Fund Services, LLC
               615 East Michigan Street
               Milwaukee, WI  53202

               and notice to the Trust shall be sent to:

        Alpine Series Trust
        122 East 42nd Street
        37th Floor
        New York, NY  10168

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.





ALPINE SERIES TRUST                          FIRSTAR MUTUAL FUND SERVICES, LLC


By:                                          By:
   --------------------------------             --------------------------------

Print:                                       Print:
      -----------------------------                -----------------------------

Title:                                       Title:
      -----------------------------                -----------------------------

Date:                                        Date:
     ------------------------------               ------------------------------

Attest:                                      Attest:
       ----------------------------                 ----------------------------

                           TRANSFER AGENT AND SHAREHOLDER SERVICING
                                     ANNUAL FEE SCHEDULE


                                                                       EXHIBIT A


                     SEPARATE SERIES OF ALPINE SERIES TRUST
NAME OF SERIES                                                     DATE ADDED

Alpine Dynamic Balance Fund                                         06/06/01

--------------------------------------------------------------------------------
(Alpine Management & Research's fee arrangement with Firstar/U.S. Bancorp will remain in effect for 3 years, without any material change. This would exclude any necessary increases to Firstar's out-of-pocket charges or a annual CPI increase).

Shareholder Account Fee (Subject to Minimum)
               $14.00 per shareholder account -- No-Load Fund
               $14.00 per shareholder account -- Load Fund
               $21.00 per shareholder account -- Money Market Fund

Annual Minimum
               $12,000 for the Alpine Dynamic Balance Fund
               Plus 0 basis point per year

Extraordinary services quoted separately.

Activity Charges
               Telephone Call - $1.00 per call
               Draft Check Processing - $1.00 per draft
               Daily Valuation Trades - $6.75 per trade
               ACH Shareholder Services
                      $125.00 per month per fund group
                      $ .50 per account setup and/or change
                      $ .50 per ACH item
                      $5.00 per correction, reversal, return item

Plus Out-of-Pocket Expenses, including but not limited to:

               Telephone -- toll free lines                 Retention of records
               Postage                                      Microfilm/fiche of records
               Programming                                  Special reports
               Stationery/envelopes                         ACH fees
               Insurance                                    NSCC charges
               Proxies                                      All other out-of-pocket expenses

File Transfer - $160/month and $.01/record

Qualified Plan Fees (Billed to Investors)  *
               Annual maintenance fee per account           $ 12.50 / acct. (Cap at $25.00 per SSN)
               Education IRA                                $  5.00 / acct. (Cap at $25.00 / per SSN)
               Transfer to successor trustee                $ 15.00 / trans.
               Distribution to participant                  $ 15.00 / trans. (Exclusive of SWP)
               Refund of excess contribution                $ 15.00 / trans.
               Select requests                              $200.00 / trans

Additional Shareholder Fees (Billed to Investors)
               Any outgoing wire transfer                   $12.00 / wire
               Telephone exchange                           $ 5.00 / each
               Return check/ACH fee                         $25.00 / item
               Stop payment                                 $25.00 / stop
               (Liquidation, dividend, draft check)
               Research fee                                 $ 5.00 / item
               (For requested items of the second calendar year [or previous] to the request)(Cap at $25.00)

Fees and out-of-pocket expenses are billed to the fund monthly.

                                      NSCC
                              Out-of-Pocket Charges

 NSCC Interfaces

 Set up

               Fund/SERV, Networking, ACATS, Exchanges      $1,000 set-up (one time)
               DCSS, TORA

               Commission Settlement                        $5,000 set-up (one  time)


 Processing
               Fund/SERV                                    $   50 / month
               Networking                                   $  250 / month
               CPU Access                                   $   40 / month
               FundServ Transactions                        $  .35 / trade
               Networking -- per item                       $ .025 / monthly dividend fund
               Networking -- per item                       $ .015 / non-mo. Dividend fund
               First Data                                   $  .10 / next-day FundServ trade
               First Data                                   $  .15 / same-day FundServ trade


 NSCC Implementation


           8 to 10 weeks lead time

                              Mutual Fund Services
                           Out-of-Pocket Expense Items

 Forms Costs
        Statement Paper                                     $    .038 / item
        #9, #10 Envelopes                                   $    .043 / item
        Check/Statement Paper                               $     .25 / item
        Certificate                                         $    1.00 / item
        Wire Order Confirm (non-NSCC)                       $     .22 / item
        Firstar Fulfillment Envelope                        $     .25 / item
        Presort Postage (one ounce)                         $     .34 / item
 Shareholder System Select Request                          $  200.00 / request
 Systems Development/Programming                            $  150.00 / hour
 Fund Group Addition                                        $1,000.00 / fund group
 Fund Additions                                             $  500.00 / fund or class*
 Fund Group Restore                                         $1,000.00 / occurrence*
 Lost Shareholder Search (Keane Tracers)                    $    3.00 / search
 DAZL ($5,000 setup)                                        $1,000.00 / month
        Price record transmission                           $    .015 / price record
        Other record                                        $    .025 / record

* Fees are waived after the 4th class.
Note -- All rates subject to change

                                                                       EXHIBIT B


            FIRSTAR MUTUAL FUND SERVICES, LLC AS OF PROCESSING POLICY

        Firstar Mutual Fund Services, LLC (FMFS) will reimburse the Fund(s) for any net material loss that may exist on the Fund(s) books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the advisor to the Fund(s) on the daily share sheet of any losses for which the advisor may be held accountable.